EXHIBIT 99.1

American National Announces Third Quarter 2019 Results

GALVESTON, Texas, Nov. 04, 2019 (GLOBE NEWSWIRE) -- American National Insurance Company (NASDAQ: ANAT) announced net income for the third quarter of 2019 of $92.2 million or $3.43 per diluted share, compared to $173.5 million or $6.44 per diluted share for the same period in 2018. Net income for the third quarter of 2019 included after-tax net gains on equity securities of $6.8 million or $0.25 per diluted share compared to $99.9 million or $3.72 per diluted share in the third quarter of 2018. In addition, net income for the third quarter of 2019 also included after-tax realized investment earnings of $47.1 million or $1.75 per diluted share compared to $6.9 million or $0.26 per diluted share for the same period in 2018.

Net income for the nine months ended September 30, 2019 was $449.2 million or $16.71 per diluted share, up from $276.4 million or $10.26 per diluted share for the same period in 2018. Net income for the nine months ended September 30, 2019 included after-tax net gains on equity securities of $222.8 million or $8.29 per diluted share compared to $118.9 million or $4.42 per diluted share for the same period in 2018. In addition, net income for the nine months ended September 30, 2019 also included after-tax realized investment earnings of $89.1 million or $3.31 per diluted share compared to $16.9 million or $0.63 per diluted share for the same period in 2018. The increase in realized investment earnings was primarily due to the sale of real estate investments in joint ventures.

After-tax adjusted operating income for the third quarter of 2019 was $38.3 million or $1.43 per diluted share compared to $66.7 million or $2.46 per diluted share for the same period in 2018. The decline in the third quarter after-tax adjusted operating income was primarily due to lower margins in our annuity segment reflecting a decline in interest rates and to a lesser extent the impact of a significant contribution to our pension plan in the third quarter of 2018 that reduced tax expense and improved earnings for that period.

After-tax adjusted operating income for the nine months ended September 30, 2019 decreased slightly to $137.3 million or $5.11 per diluted share compared to $140.6 million or $5.21 per diluted share for the same period in 2018. In addition to the aforementioned 2018 tax reduction and lower annuity margins, we experienced stronger earnings from our life and property & casualty segments during the first nine months of 2019 compared to the same period in 2018.

A reconciliation of adjusted operating income, a non-GAAP measure, to GAAP net income is included in the table below.

Additional Highlights Summary:

  Total life insurance in force continued to increase to $116.0 billion, an increase of $5.7 billion since December 31, 2018
  Book value per diluted share as of September 30, 2019 increased to $216.69, compared to book value per share of $195.32 on December 31, 2018

American National Consolidated Financial Highlights
(Preliminary & Unaudited in millions, except per share data)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net income (GAAP basis)	$92.2	$173.5	$449.2	$276.4
Adjustments to eliminate the impact of:
Unrealized gains on equity securities	$2.9	$105.7	$204.0	$115.1
Net gains (losses) on equity securities sold	3.9	(5.8)	18.8	3.8
Net gains on equity securities	$6.8	$99.9	$222.8	$118.9
Adjustments to eliminate the impact of:
Net realized investment gains (losses)	$25.3	$(1.0)	$19.7	$3.8
Equity in earnings of unconsolidated affiliates	35.6	10.3	80.8	14.9
Net income attributable to noncontrolling interest	13.8	2.4	11.4	1.8
Net realized investment earnings	$47.1	$6.9	$89.1	$16.9

Adjusted operating income(1) (non-GAAP basis)*	$38.3	$66.7	$137.3	$140.6

Per diluted share
Net income (GAAP basis)	$3.43	$6.44	$16.71	$10.26
Net gains on equity securities	0.25	3.72	8.29	4.42
Net realized investment earnings	1.75	0.26	3.31	0.63
Adjusted operating income(1) (non-GAAP basis)*	$1.43	$2.46	$5.11	$5.21

Weighted average number of diluted shares upon which computations are based	26,888,172	26,893,013	26,889,338	26,923,540

		As of
		September 30, 2019	December 31, 2018
Book value per diluted share		$216.69	$195.32

* This measure is non-GAAP because it is not based on accounting principles generally accepted in the United States. This non-GAAP measure is used by the Company to enhance comparability between periods and to eliminate the impact of certain items listed in the footnote below, which can fluctuate in a manner unrelated to core operations due to factors such as market volatility, interest rate changes and credit risk. In the opinion of the Company’s management, inclusion of this non-GAAP measure is meaningful to provide an understanding of the significant factors that comprise the Company’s periodic results of operations and financial condition.

(1) Adjusted operating income excludes the after-tax impact of net gains (losses) on equity securities and realized investment earnings. Realized investment earnings are comprised of realized investment gains (losses), equity in earnings of unconsolidated affiliates and income from non-controlling interests.

American National is a family of companies that has, on a consolidated GAAP basis, $28.5 billion in assets, $22.7 billion in liabilities and $5.8 billion in stockholders’ equity. American National, founded in 1905 and headquartered in Galveston, Texas, and its subsidiaries offer a broad portfolio of products and services, which include life insurance, annuities, property and casualty insurance, health insurance, credit insurance, and pension products. The American National companies operate in all 50 states. Major insurance subsidiaries include American National Life Insurance Company of Texas, American National Life Insurance Company of New York, American National Property and Casualty Company, Garden State Life Insurance Company, Standard Life and Accident Insurance Company, Farm Family Casualty Insurance Company and United Farm Family Insurance Company.

American National Insurance Company, the parent company, has been assigned an ‘A’ rating by A.M. Best Company and an ‘A’ rating by Standard & Poor’s, both of which are nationally recognized rating agencies, and is licensed to conduct the business of insurance in all states except New York.

For more information, including company news and investor relations information, visit the company’s web site at www.AmericanNational.com.

Contact: Timothy A. Walsh (409) 766-6553